EXHIBIT 99.1

Camco Financial Corporation Extends Rights Offering Expiration Deadline

CAMBRIDGE, Ohio, Oct. 31, 2012 (GLOBE NEWSWIRE) -- Camco Financial Corporation (Nasdaq:CAFI) announced today that it has extended its rights offering deadline to November 1, 2012 from the original expiration date of October 31, 2012. Camco does not currently intend to extend the rights offering beyond November 1, 2012.

Camco decided to extend the rights offering because of the effects of Hurricane Sandy and the impediments that this storm may have caused for our stockholders who are trying to submit their rights offering documents in a timely manner.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy the securities, nor shall there be any offer, solicitation or sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification of the securities under the securities laws of such state. The rights offering will be made only by means of the prospectus dated September 24, 2012, copies of which were mailed to all record date stockholders. You may obtain a free copy of the prospectus by visiting EDGAR on the SEC Website at www.sec.gov or you may request a copy of the prospectus by contacting the information agent for the rights offering, ParaCap Group, LLC at 6150 Parkland Boulevard, Suite 250, Cleveland, OH 44124, (866) 404-2951.

About Camco Financial Corporation and Advantage Bank

Camco Financial Corporation, holding company for Advantage Bank, is a multi-state bank holding company headquartered in Cambridge, Ohio. Advantage Bank offers community banking that includes commercial, business and consumer financial services and internet banking from 22 offices. Additional information about Camco Financial may be found on the Company's web sites: www.camcofinancial.com or www.advantagebank.com.

The Camco Financial Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4639

CONTACT: James E. Huston, CEO
         John E. Kirksey, CFO
         Phone:  740-435-2020